EXHIBIT 4.2

                              REVOLVING CREDIT NOTE



$30,000,000                                                     January 16, 2004


     On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Starcraft Corporation, an Indiana corporation ("Company"), promises to pay to the order of Comerica Bank ("Bank") at Detroit, Michigan, care of the Agent (for the account of Bank's Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder and for the account of the Bank with respect to any Prime-based Advances hereunder) in lawful money of the United States of America so much of the sum of Thirty Million Dollars ($30,000,000), as may from time to time have been advanced by Bank to the Company and then be outstanding hereunder pursuant to the Credit Agreement dated as of January 16, 2004 made by and among the Company and certain banks signatory thereto, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended or otherwise modified from time to time ("Credit Agreement"), together with interest thereon as hereinafter set forth.

     Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

     This Note is a Revolving Credit Note under which Advances of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.


     Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                         STARCRAFT CORPORATION



                                         By: /s/ Michael H. Schoeffler
                                            ------------------------------------
                                               Michael H. Schoeffler
                                         Its:  President